Volume 13, Issue 3
Third Quarter 2005

INVESTMENT PROFILE
is published quarterly to keep current and potential Heartland stockholders informed of company activities and to provide an overview of the Company’s current financial performance.

Community Banking

Dubuque Bank & Trust
Galena State Bank
First Community Bank
Riverside
Community Bank
Wisconsin
Community Bank
New Mexico
Bank & Trust
Arizona Bank & Trust
Rocky Mountain Bank

Consumer Finance

Citizens Finance

Investment Banking

HTLF Capital Corp.

Vehicle Leasing and
Fleet Management

ULTEA

Contact

John K. Schmidt
(563) 589-1994
jschmidt@htlf.com

Highlights

■Net Income improved by 57% over third quarter 2004.  On a year-to-date basis, net income improved by 24%.

■ Rocky Mountain Bank's contribution to net income was $1.8 million during the first nine months of 2005 compared to $1.1 million during the same period in 2004.

■ Of particular note was the continued maintenance of our net interest margin at or near 4% of average earning assets, primarily as a result of growth experienced in our loan portfolio.

■ Recorded in noninterest income during the thrid quarter of 2005 was the forgiveness of $500,000 in debt as Heartland fulfilled the job creation requirements of its Community Development Block Grant Loan Agreement with the City of Dubuque.

■ Total loans and leases increased $61 million or 3% since June 30, 2005.  A majority of this growth occurred at Dubuque Bank & Trust, Galena State Bank, Arizona Bank & Trust and New Mexico Bank & Trust.

■ Total deposits increased $31 million or 2% since June 30, 2005, as a result of the growth experienced at our three banks in the West.

■ In October, we opened a loan production office in Denver, Colorado.  We expect this office to become a full-service state-chartered bank, operating under the name of Summit Bank & Trust, during the second quarter of 2006.

■ We recently celebrated the opening of three new branch locations:
    ■ On October 10th, New Mexico Bank & Trust opened its thirteenth branch location in Albuquerque, New Mexico.
    ■ On October 26th, Rocky Mountain Bank opened its ninth branch location in Kalispell, Montana.
    ■ On November 14th, Riverside Community Bank opened its fourth branch location in Machesney Park, Illinois.

Investor Information

Heartland’s common stock is traded on the NASDAQ® National Market System under the symbol “HTLF.”  Heartland is its own stock transfer agent. Any correspondence may be directed to Lois K. Pearce, Corporate Secretary.

Additional information about Heartland is available through our website at www.htlf.com

Stock Value Per Share

Closing Price (9/30/05): $19.43

52-Week Price Range (9/30/05): $18.26-$21.31

Book Value (9/30/05): $11.31

Price/Book Value (9/30/05): 171.79%

Current Dividend: $0.32

Yield: 1.65%

PE Ratio - Diluted (9/30/05): 14.428

Shares Outstanding (9/30/05): 16,368,161

This newsletter may contain forward-looking statements. Actual events and results may differ significantly from those described in such forward-looking statements, due to changes in the economy, interest rates or other factors. For additional information about these factors, please review our filings with the Securities and Exchange Commission.Heartland undertakes no obligation to update any statement in this newsletter in light of new information or future events.

Financial Highlights (Dollars in thousands, except per share data)

	For the Qtrs Ended September 30,		For the Years Ended December 31,
	2005	2004	2004	2003	2002
Income Statement Data
Net Interest income	$68,785	$54,597	$77,130	$61,190	$57,680
Provision for loan losses	4,395	3,400	4,846	4,183	3,553
Noninterest income	30,898	27,990	37,841	36,541	30,645
Noninterest expense	70,400	59,921	81,936	67,692	60,659
Income tax expense	7,926	5,607	7,937	8,137	7,523
Income from continuing operations	16,962	13,659	20,252	17,719	16,590
Income from operations of discontinued branch	-	-	-	-	2,277
Net income	16,962	13,659	20,252	17,719	18,867

Ratios
Return on average equity	12.62%	11.93%	12.82%	13.46%	16.44%
Return on average assets	0.84	0.82	0.87	0.95	1.13
Net interest margin (tax equivalent)(1)	4.00	3.82	3.87	3.80	4.04
Allowance as a percent of total loans	1.43	1.41	1.41	1.40	1.40
Earnings per share - diluted	$1.01	$0.86	$1.26	$1.16	$1.28
Earnings per share from continuing operations-diluted(2)	1.01	0.86	1.26	1.16	1.12
Dividends per share	0.24	0.24	0.32	0.27	0.27
Book value per share	11.31	10.44	10.69	9.29	8.40

Balance Sheet Data
Total assets	$2,746,436	$2,567,370	$2,629,055	$2,018,366	$1,785,979
Total loans and leases, net of unearned	1,963,417	1,737,614	1,772,954	1,322,549	1,152,069
Total deposits	2,083,459	1,982,448	1,983,846	1,492,488	1,337,985
Stockholders' equity	185,178	170,553	175,782	140,923	124,041
(1)Tax-equivalent basis is calculated using an effective tax rate of 35%. / (2)Excludes discontinued operations of our Eau Claire branch.

Total Assets (In thousands)            Total Loans (In thousands)                Total Deposits (In thousands)
[GRAPHS DEPICTING VALUES IN THE TABLE ABOVE]

Earnings Per Share from Continuing Operations - Diluted   Net Interest Margin (Tax equivalent)  Allowance as Percent of Total Loans
[GRAPHS DEPICTING VALUES IN THE TABLE ABOVE]